UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

BioHiTech Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-2336496
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

80 Red Schoolhouse Rd. Chestnut Ridge, NY	10977
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.0001 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file or Regulation A offering statement number to which this form relates (if applicable): Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None

Explanatory Note

This registration statement on Form 8-A is being filed to register the common stock, par value $0.0001 per share (the “Common Stock”), of BioHiTech Global, Inc., a Delaware corporation (the “Registrant”), under Section 12(b) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) in connection with the listing of the common stock on the Nasdaq Capital Market of The NASDAQ Stock Market LLC (“Nasdaq”). The Common Stock is currently quoted on the OTCQB under the symbol “BHTG”. The Registrant anticipates that the listing of the Common Stock on Nasdaq will begin at the opening of trading on April 9, 2018 under the symbol “BHTG.”

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

The following description of the Registrant’s common stock and the provisions of its charter documents are summaries and are qualified by reference to the Registrant’s Certificate of Incorporation, as amended, and its bylaws. The Registrant and its Common Stock are also governed by the general corporation laws of the State of Delaware.

General

The Company’s authorized capital stock consists of 60,000,000 shares of capital stock, par value $0.0001 per share, of which 50,000,000 shares are common stock, par value $0.0001 per share and 10,000,000 shares are “blank check” preferred stock, par value $0.0001 per share.

Common Stock

Holders of Company’s Common Stock are entitled to one vote per share on each matter submitted to vote of the Company’s stockholders. Holders of common stock do not have cumulative voting rights. Stockholders do not have any preemptive rights or other similar rights to acquire additional shares of Company’s common stock or other securities. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds.  In the event of liquidation, dissolution or winding up, subject to preferences that may be applicable to any then-outstanding preferred stock, each outstanding share of common stock entitles its holder to participate ratably in all remaining assets of the Company that are available for distribution to stockholders after providing for each class of stock, if any, having preference over the common stock.

All outstanding shares of Common Stock are fully paid and nonassessable.

Item 2.	Exhibits.

In accordance with the “Instructions as to Exhibits” with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on The Nasdaq Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

BIOHITECH GLOBAL, INC.

Date: April 5, 2018	By:	/s/ Brian C. Essman
Name: Brian C. Essman Title: Chief Financial Officer and Treasurer